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                                                                    EXHIBIT 4.19

                                  SPECIMEN OF
              DEFERRABLE INTEREST JUNIOR SUBORDINATED DEBENTURES

     This Debenture is one of a duly authorized series of Debentures (herein sometimes referred to as the "Debentures") of Motorola, Inc., a Delaware corporation (the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), specified in and all issued or to be issued in one or more series under and pursuant to an Indenture dated as of February 3, 1999 (as originally executed or as it may from time to time be supplemented or amended by one or more supplemental indentures, including the First Supplemental Indenture dated as of February 3, 1999, the "Indenture"), duly executed and delivered between the Company and Harris Trust and Savings Bank, as Trustee (in such capacity, the "Trustee"), to which a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures, and to all of which provisions the Holder of this Debenture by acceptance hereof, assents and agrees. By the terms of the Indenture, the Debentures are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Debentures is limited in aggregate principal amount as specified in said Indenture. Defined terms used but not otherwise defined in this Debenture have the meanings set forth in the Indenture.

     This Debenture is in Global form within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or a nominee of a Depository. Unless and until it is exchanged in whole or in part for securities in certificated form in the limited circumstances described in the indenture, this security may not be transferred except as a whole by the depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

     Unless this Debenture is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the issuer or its agent for registration of transfer, exchange or payment, and any Debenture issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of
DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.


                                MOTOROLA, INC.
            6.68% DEFERRABLE INTEREST JUNIOR SUBORDINATED DEBENTURE
                              DUE MARCH 31, 2039
No. 1                                                                 REGISTERED
                                                                    $515,463,925

     The Company, for value received, hereby promises to pay to Harris Trust and Savings Bank, as Property Trustee under that certain Amended and Restated Declaration of Trust, dated as of February 3, 1999, among the Trustees of Motorola Capital Trust I named therein, the Company and the holders from time to time of undivided beneficial interests in the assets of Motorola Capital Trust I, or registered assigns, the principal sum of Five Hundred Fifteen Million Four Hundred Sixty Three Thousand Nine Hundred Twenty Five Dollars ($515,463,925) on March 31, 2039 (or on such date that is no earlier than February 3, 2004 or such date that is no later than the earlier of: (i) March 31, 2048 or (ii) the Interest Deduction Date, if the Company elects to shorten or extend the Maturity Date as further described herein), and to pay interest on said principal sum from the date of issuance, or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 31, June 30, September 30 and December 31 of each year commencing March 31,1999, at the rate of 6.68% per annum until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day
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months, and for any period shorter than a full quarter on the basis of the actual number of days elapsed in such 90-day quarter. The principal of and the interest on this Debenture shall become due and payable, in the manner, with the effect and subject to the conditions and limitations provided in the Indenture.

     The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Debt, and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

     No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the time and place and at the rate and in the money herein prescribed. All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

                               * * * * * * * * *


     IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed under its corporate seal.

Dated: February 3, 1999.      MOTOROLA, INC.



                                   By:______________________________________
                                        Name:
                                        Title:


                         CERTIFICATE OF AUTHENTICATION

     This is one of the Debentures referred to in the within-mentioned
Indenture.



                                   HARRIS TRUST AND SAVINGS BANK, as Trustee


                                   By:______________________________________
                                        Authorized Signatory


     Except as provided in the next paragraph with respect to the occurrence of a Special Event, the Debentures may not be redeemed by the Company prior to February 3, 2004. The Company shall have the right to redeem this Debenture, in whole or in part at any time and from time to time on or after February 3, 2004 (an "Optional Redemption"), at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon (including any Compounded Interest, if any), to the date of such redemption (the "Optional Redemption Price"). Any

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redemption pursuant to this paragraph will be made upon not less than 30 days nor more than 60 days notice to the Holder(s) of the Debentures at the Optional Redemption Price, in the manner, with the effect and subject to the conditions and limitations provided in the Indenture.

     If, at any time, a Tax Event or an Investment Company Event (each, as defined in the Indenture, a "Special Event") shall occur and be continuing, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures in whole or in part for cash at the Optional Redemption Price within 90 days following the occurrence of such Special Event, in the manner, with the effect and subject to the conditions and limitations provided in the Indenture.

     The Company shall have the right at any time during the term of the Debentures from time to time to extend the interest payment period of such Debentures for up to 20 consecutive quarters, in the manner, with the effect and subject to the conditions and limitations provided in the Indenture.

     The Company will have at any time the right to dissolve the Trust and cause the Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust, in the manner, with the effect and subject to the conditions and limitations provided in the Indenture.

     In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and limitations provided in the Indenture.

     No recourse shall be had for the payment of the principal of or the interest on this Debenture or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

     The Company and the Holder agree (i) that for United States federal, state and local tax purposes it is intended that the Debenture constitute indebtedness and (ii) to file all United States federal, state and local tax returns and reports on such basis (unless the Company or the Holder, as the case may be, shall have received an opinion of independent nationally recognized tax counsel to the effect that as a result of a change in law after the date of the issuance of the Debenture the Company or the Holder, as the case may be, is prohibited from filing on such basis).

     This Debenture shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

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